EXHIBIT 99.1
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                               News Release

                                 LANDAUER


                           For Immediate Release

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                       LANDAUER, INC. REPORTS HIGHER
                    FIRST QUARTER FISCAL 2005 EARNINGS


 For Further Information Contact:         James M. O'Connell
                                          Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, JANUARY 25, 2005 ... LANDAUER, INC. (NYSE: LDR),
reported that net income for the first fiscal quarter ended December 31, 2004 was $4,430,000, an increase of more than 10% compared with net income of $4,005,000 for the same quarter in fiscal 2004. Net income per diluted share for the quarter just ended was $0.49 compared with $0.45 a year ago. Landauer, a recognized leader in personal and environmental radiation monitoring services, reported revenues of $18,325,000 for the first quarter of fiscal 2005, an increase of 9% compared with revenues of $16,778,000 reported for fiscal 2004.

Revenues for the quarter just ended were more than $1,500,000 higher compared with the first quarter of fiscal 2004. Growth in domestic radiation measurement revenues and ancillary fees resulted from higher pricing and increased unit volume and represented approximately 40% of revenue growth. Growth in international revenues, representing almost 30% of revenue growth, resulted from modest pricing and unit gains, as well as the effects of currency translation. The balance of revenue growth represents sales of InLight products and services in the U.S. and Europe.

Cost of revenues and operating expenses for the current quarter were almost $1,200,000 higher than for the same period in fiscal 2004. Increases were attributable to higher direct materials costs, increased spending for professional fees and outside services related to information technology projects and Sarbanes-Oxley support, depreciation and amortization expense and higher international costs. Resulting operating income for the quarter ended December 31, 2004 was $6,720,000, an increase of 6% compared with $6,359,000 reported in the same quarter a year ago. Net other income was almost $50,000 higher than a year ago reflecting increased income from Landauer's Japanese joint venture, offset by higher interest expense. Minority interest in net income of the Company's subsidiaries declined by almost $125,000 compared with a year ago as a result of the acquisition of the remaining interest in LCIE- Landauer. The effective income tax rate for the first quarter of fiscal 2005 was slightly lower at 36.8%.

OUTLOOK

Management's review of the 2005 business plan indicates that no change in the outlook is warranted and that aggregate revenue growth for the year is anticipated to be in the range of 7 - 8%. The Company's traditional domestic and international revenue sources are expected to grow at a rate of 5.5 - 6.5% with sales for the InLight product line contributing to the balance of revenue growth. Sources of domestic revenue growth are expected to include pricing, moderate unit growth and increased sales of ancillary services. Pricing and increased unit volume are expected to contribute to


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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                                   ADD 1



international revenue growth in 2005, although currency exchange rates may impact results reported in U.S. dollars. Costs and operating expenses for fiscal 2005 are expected to grow at a rate slightly higher than revenues. Net other income in fiscal 2005 is anticipated to be comparable to the year just ended and minority interest should further decline, as a result of the elimination of minority interest in LCIE-Landauer. The effective income tax rate for fiscal 2005 is expected to be comparable to 2004 at 37.4%. Based on the preceding estimates, resulting net income for 2005 is currently anticipated to be higher by 6 - 8% compared with fiscal 2004.

CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.fulldisclosure.com on Wednesday, January 26, 2005 at 10:00 a.m. central time. Please allow 15 minutes to register and download the required software. Replays will be available through Fulldisclosure's website.

ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to more than 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.

SAFE HARBOR STATEMENT

Certain of the statements made herein (including, in particular, under the caption "Outlook"), constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies, generally; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the Company and its subsidiaries or ventures; the valuation of the Company's long lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and other reports filed by the Company from time to time with the Securities and Exchange Commission.




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LANDAUER, INC.                                                  ADD 2





              FIRST QUARTER FISCAL 2005 FINANCIAL HIGHLIGHTS
         (Unaudited; amounts in thousands, except per share data)



                                                     THREE MONTHS ENDED
                                                         DECEMBER 31,
                                                    --------------------
                                                      2004        2003
                                                    --------    --------

Net revenues . . . . . . . . . . . . . . . . . .    $ 18,325    $ 16,778

Cost and expenses:
  Cost of sales. . . . . . . . . . . . . . . . .       7,094       6,137
  Selling, general and administrative. . . . . .       4,511       4,282
                                                    --------    --------
                                                      11,605      10,419
                                                    --------    --------

Operating income . . . . . . . . . . . . . . . .       6,720       6,359

Other income - net . . . . . . . . . . . . . . .         312         265
                                                    --------    --------

Income before income taxes and
  minority interest. . . . . . . . . . . . . . .       7,032       6,624

Income taxes . . . . . . . . . . . . . . . . . .       2,586       2,479
                                                    --------    --------

Income before minority interest. . . . . . . . .       4,446       4,145

Minority interest therein. . . . . . . . . . . .          16         140
                                                    --------    --------

Net income . . . . . . . . . . . . . . . . . . .    $  4,430    $  4,005
                                                    ========    ========

Net income per common share:
  Basic. . . . . . . . . . . . . . . . . . . . .    $   0.50    $   0.45
                                                    ========    ========

  Average shares outstanding . . . . . . . . . .       8,949       8,852
                                                    ========    ========

  Diluted. . . . . . . . . . . . . . . . . . . .    $   0.49    $   0.45
                                                    ========    ========

  Average shares outstanding . . . . . . . . . .       9,019       8,930
                                                    ========    ========













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LANDAUER, INC.                                                  ADD 3





                    SUMMARY CONSOLIDATED BALANCE SHEET
                     (unaudited, amounts in thousands)


                                             December 31,  September 30,
                                                 2004           2004
                                             ------------  -------------
ASSETS
Current Assets
  Cash and cash equivalents. . . . . . . .       $  9,884       $  7,979
  Short-term investments . . . . . . . . .            462            616
  Receivables, net of reserves . . . . . .         16,921         15,060
  Other current assets . . . . . . . . . .          6,625          6,635
                                                 --------       --------
Total current assets . . . . . . . . . . .         33,892         30,290

Net property, plant and equipment. . . . .         18,395         18,540
Equity in joint venture. . . . . . . . . .          3,904          3,916
Goodwill, net of amortization. . . . . . .         13,185         13,156
Other intangible assets,
  net of amortization. . . . . . . . . . .          6,198          6,337
Other operating assets,
  net of amortization. . . . . . . . . . .          5,247          4,791
Other assets . . . . . . . . . . . . . . .            487            488
                                                 --------       --------
TOTAL ASSETS . . . . . . . . . . . . . . .       $ 81,308       $ 77,518
                                                 ========       ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable . . . . . . . . . . . .       $  1,410       $  1,306
  Notes payable. . . . . . . . . . . . . .          5,673          5,262
  Dividend payable . . . . . . . . . . . .          3,804          3,577
  Deferred revenue . . . . . . . . . . . .         12,979         12,554
  Other current liabilities. . . . . . . .          7,514          5,577
                                                 --------       --------
Total current liabilities. . . . . . . . .         31,380         28,276

Non-current Liabilities:
  Pension and postretirement
    liabilities. . . . . . . . . . . . . .          4,338          3,845
  Deferred income taxes. . . . . . . . . .          1,317          1,317
                                                 --------       --------
Total non-current liabilities. . . . . . .          5,655          5,162

Minority interest in subsidiary. . . . . .             24             83

Stockholder's investment . . . . . . . . .         44,249         43,997
                                                 --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT . . . . . . . .       $ 81,308       $ 77,518
                                                 ========       ========


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